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                                                                   EXHIBIT 99.11

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 4 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 27, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of EAI Select Managers Equity Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Investment Advisory and other Services- Custodian, Transfer Agent, Independent Accountants and Counsel" in the Statement of Additional Information.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York  10036
April 30, 1998